Exhibit 21.1
SUBSIDIARY OF QUIKBYTE SOFTWARE, INC.
Below is a list of the sole subsidiary of QuikByte Software, Inc., a Colorado corporation, and its corresponding state of incorporation:

Name of Entity	State of Incorporation
Sorrento Therapeutics, Inc.	Delaware